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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE


CONTACT:   Bonnie Jacobs                       John Elicker
           Corporate Affairs                   Investor Relations
           609-252-4089                        212-546-3775
           bonnie.jacobs@bms.com               john.elicker@bms.com


BRISTOL-MYERS SQUIBB ANNOUNCES OFFERING OF CONVERTIBLE SENIOR DEBENTURES

         NEW YORK, NEW YORK (September 24, 2003) -- Bristol-Myers Squibb (NYSE:
BMY) announced today that it intends to offer $1 billion of convertible senior debentures through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

         The debentures are expected to have a term of 20 years (with a right by the company to call them after five years, and a right by holders to put their debenture every five years) and will be convertible into Bristol-Myers Squibb common stock, at a price to be determined by negotiations between Bristol-Myers Squibb and the initial purchasers of the debentures. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $200 million aggregate principal amount of debentures.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible senior debentures being offered have not been registered under the United States federal or state securities laws and may

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not be offered or sold absent registration or an applicable exemption from the registration requirements.

         Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve significant risks and uncertainties. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.



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